EXHIBIT 99.1

Quanex Announces Promotion of Brent Korb to Vice President -- Corporate Controller

HOUSTON, Feb. 2, 2005 (PRIMEZONE) -- Quanex Corporation (NYSE:NX) announced today that Brent L. Korb was promoted to Vice President -- Corporate Controller. In his new position, Mr. Korb will report to Terry M. Murphy, Vice President -- Finance and Chief Financial Officer of Quanex.

Mr. Korb will be responsible for all corporate accounting functions, including consolidations, SEC reporting, and corporate budgeting and analysis functions. Korb formerly held the position of Assistant Controller at Quanex since 2003. Prior to that, he was Corporate Controller and Director of Planning and Analysis at Resolution Performance Products, and before that was the Director of International Finance and Accounting at SCI Management Corporation.

"Brent brings to the position a strong accounting background and excellent leadership skills," commented Mr. Murphy. "I look forward to his ongoing contributions to the organization as Quanex continues to implement its strategic initiatives."

Corporate Profile

Quanex is a $1.5 billion industry-leading manufacturer of value-added engineered materials and components serving the vehicular products and building products markets. Quanex is listed on the New York Stock Exchange under the symbol NX. For further information, visit the Company's website at www.quanex.com.

Statements that use the words "expect," "should," "may," "could," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements above are based on Quanex's current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing of December 21, 2004, under the Securities Exchange Act of 1934, in particular the sections titled, "Private Securities Litigation Reform Act" contained therein.

The Quanex Corporation logo is available at: http://www.primezone.com/newsroom/prs/?pkgid=1117

CONTACT:  Quanex Corporation
          Jeff Galow
          713/877-5327
          Valerie Calvert
          713/877-5305